T. ROWE PRICE CAPITAL APPRECIATION FUND

                   AMENDMENT NO. 2 TO MASTER TRUST AGREEMENT
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                   (Shareholders' voting powers and meetings)


     The undersigned, Secretary of T. Rowe Price Capital Appreciation Fund (formerly the T. Rowe Price Capital Advantage Fund), (the "Trust"), does hereby certify that pursuant to Article IV, Section 4.1 and Article VII, Section 7.3 of the Master Trust Agreement of the Trust dated May 9, 1986, the following votes were duly adopted at a meeting of the Trustees of the Trust held on July 21, 1999:

     VOTED:
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               That effective October 1, 1999 Shares may be voted in person or by proxy, which term shall include proxies provided through written, electronic, telephonic, computerized, facsimile, telecommunications, telex or oral communications or by any other form of communication, each pursuant to such voting procedures and through such systems as are authorized by the Trustees or one or more officers of the Trust.

     FURTHER
     VOTED:
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               That the proper officers of the Trust be, and each of them hereby is, authorized and empowered to execute all instruments and documents and to take all actions as they or any of them in is or her sole discretion deems necessary and appropriate to carry out the intents and purposes of the foregoing votes.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 5th day of November, 1999.


                            /s/Patricia B. Lippert
                                   _____________________________________________
                                           Patricia B. Lippert